Exhibit (a)(31)

VANECK FUNDS

AMENDMENT NO. 31

TO

THE AMENDED AND RESTATED MASTER TRUST AGREEMENT

Amendment No. 31 (the “Amendment”) to the Amended and Restated Master Trust Agreement dated February 6, 1992, as amended (the “Agreement”), of VanEck Funds (the “Trust”), made at New York, New York, this 11th day of October, 2017.

WITNESSETH:

WHEREAS, Article VII, Section 7.3 of the Agreement provides that the Agreement may be amended from time to time, as long as such amendment does not adversely affect the rights of any shareholder, and so long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, as amended, by an instrument in writing, signed by an officer of the Trust pursuant to a vote of a majority of the Trustees of the Trust (the “Trustees”);

WHEREAS, Section 4.1 of the Agreement provides that the Trustees may establish and designate Sub-Trusts of the Trust and classes thereof;

WHEREAS, on December 15, 2016, a majority of the Trustees voted to establish a new class of shares of Emerging Markets Fund, Global Hard Assets Fund, International Investors Gold Fund, Unconstrained Emerging Markets Bond Fund, VanEck NDR Managed Allocation Fund, CM Commodity Index Fund and Long/Short Equity Index Fund, which is designated as Class T;

WHEREAS, a majority of the Trustees have duly approved this Amendment to the Agreement and authorized the same to be filed with the Secretary of State of the Commonwealth of Massachusetts.

NOW, THEREFORE, the initial paragraph of Article IV, Section 4.2 of the Agreement is hereby amended to read in its entirety as follows:

“Section 4.2. Establishment and Designation of Sub-Trusts. Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Sub-Trusts, the Trustees hereby establish and designate the following eleven Sub-Trusts: Emerging Markets Fund (Class A, Class C, Class I, Class Y and Class T), Global Hard Assets Fund (Class A, Class C, Class I, Class Y and Class T), International Investors Gold Fund (Class A, Class C, Class I, Class Y and Class T), Multi-Manager Alternatives Fund (Class A, Class C, Class I and Class Y), CM Commodity Index Fund (Class A, Class C, Class I, Class Y and Class T), Low Volatility Enhanced Commodity Fund (Class A, Class I and Class Y), Commodities Series Fund III (Class A, Class C and Class I), Commodities Series Fund IV (Class A, Class C and Class I), Unconstrained Emerging Markets Bond Fund (Class A, Class C, Class I, Class Y and Class T), Long/Short Equity Index Fund (Class A, Class I, Class Y and Class T), and VanEck NDR Managed Allocation Fund (Class A, Class I, Class Y and Class T). Shares of each such Sub-Trust and any Shares of any further Sub-Trusts that may from time to time be established and designated by the Trustees shall, unless the Trustees otherwise determine with respect to some further Sub-Trust at the time of establishing and designating the same, have the same relative rights and preferences.”

The undersigned hereby certifies that the Amendment set forth above has been duly adopted in accordance with the provisions of the Agreement.

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IN WITNESS WHEREOF, the undersigned has hereto set his hands as of the day and year first above written

/s/ Jonathan R. Simon
Jonathan R. Simon, Secretary

STATE OF NEW YORK )

)

COUNTY OF NEW YORK )

Then personally appeared the above-named Jonathan R. Simon and acknowledged this instrument to be his free act and deed this 11th day of October, 2017.

/s/ Rachel I. Aldous
Rachel I. Aldous Notary Public, State of New York No. 01AL6362797 Qualified in New York County Commission Expires Aug. 7, 2021
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